PILGRIM AMERICA PRIME RATE TRUST
                       40 North Central Avenue, Suite 1200
                             Phoenix, Arizona 85004


                                                                  June ___, 1997

Pilgrim America Securities, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona  85004

Gentlemen:

         Pilgrim America Prime Rate Trust is a Massachusetts business trust operating as a closed-end management investment company (hereinafter referred to as the "Trust "). The Trust has filed a registration statement on Form N-2 (File Nos. 333-__________ and 811-5410) (the "Registration Statement") under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended (the "1933 Act"), to register shares of the Trust which may be issued and sold from time to time on the terms set forth in the Sales Agency Agreement (the "Sales Agency Agreement") between the Trust and PaineWebber Incorporated (the "Sales Agent).

         You have informed us that your company, Pilgrim America Securities, Inc. ("PASI"), is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and that PASI is a member in good standing of the National Association of Securities Dealers, Inc. You have indicated your desire to act as an agent to assist in providing ongoing administrative assistance to the Trust in connection with the program established by the Sales Agency Agreement (the "Program"). We have been authorized by the Trust to execute and deliver this Agreement to you by a resolution of our Board of Trustees (the "Trustees ") adopted at a meeting of the Trustees, at which a majority of Trustees, including a majority of Trustees who are not otherwise interested persons of our investment manager or its related organizations, were present and voted in favor of the said resolution approving this Agreement.

                  1. Appointment of Agent. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as an agent to assist in the administration of the Program. You agree to use reasonable efforts to carry out your duties under this Agreement.

                  2. Services. You will furnish to the Trust the services of executive and administrative personnel necessary in connection with the Program. The services described hereunder shall not include soliciting the sale of shares or distributing shares of the Trust in connection with the Program. You shall, as part of your duties hereunder, (i) furnish information to the Trust's Sales Agent, including, but not limited to, the Trust's current net asset value; (ii) confer with the Sales Agent regarding the amount of shares to be sold pursuant to the Program; (iii) consider whether it is necessary to suspend the offering of shares and confer with the Sales Agent on such consideration; (iv) assist officers of the Trust in the preparation of any registration statement, prospectus, or prospectus supplement required to be filed with the Securities and Exchange Commission pursuant to the 1933 Act; and (v) render any other services on behalf of the Trust necessary to administer the Program and the sale of shares pursuant to the Program.

                  3. Fee. You shall be entitled to receive a fee on the sale of shares of the Trust of up to 0.75% of the gross sales price per share of the shares sold pursuant to the Program. The payment of such fee will apply to shares sold following the sale of the first 4,000,000 shares of the Trust pursuant to the Program.

                  4. Furnishing of Information. We will furnish to you such information with respect to the Trust and its shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained when so signed will be true and correct.

                  5. Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services or act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

                  6. Termination. This Agreement: (i) may be terminated by the Trust at any time without the payment of any penalty; and (ii) may be terminated by you at any time without the payment of any penalty. This Agreement shall remain in full force and effect unless terminated pursuant to this provision or by mutual agreement of the parties. The Agreement will terminate automatically in the event of the termination of theSales Agency Agreement.

                  7. Miscellaneous. This Agreement shall be subject to the laws of the State of Arizona and shall be interpreted and construed to further and promote the operation of the Trust as a closed-end investment company.

                  8. Liability. Nothing contained herein shall be deemed to protect you against any liability to us or to our shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                  If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed counterparts hereof and returning such counterparts to us, whereupon this shall constitute a binding agreement as of the date first above written.

                                            Very truly yours,

                                            PILGRIM AMERICA PRIME RATE TRUST



                                            By:      __________________________




Agreed to and Accepted:

PILGRIM AMERICA SECURITIES, INC.



By:      ______________________________